                                                                    Exhibit 99.1

                                  [LESCO LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE             Contact:
October 28, 2003
                                  Jeffrey L. Rutherford
                                  Sr. Vice President & Chief Financial Officer
                                  LESCO, Inc.
                                  (440) 783-9250

                 LESCO ANNOUNCES THIRD QUARTER OPERATING RESULTS

o THIRD QUARTER EPS INCREASED 12% TO $0.65 FROM $0.58 IN 2002; YEAR TO DATE EPS OF $0.76 VERSUS A LOSS OF $1.61 IN 2002; YEAR-TO-DATE 2002 EPS EXCLUDING CHARGES WERE INCOME OF $1.10

o    TOTAL NET SALES INCREASED 2.6% FOR THE THIRD QUARTER; 2.7% YEAR TO DATE

     - LAWN CARE SALES UP 6.3% TO $105 MILLION FOR THE QUARTER; UP 5.5% TO $314 MILLION YEAR TO DATE

     - GOLF SALES DOWN 5.7% TO $43 MILLION FOR THE QUARTER; DOWN 4.9% TO $103 MILLION YEAR TO DATE

o TWENTY NEW SERVICE CENTERS OPENED IN 2003 GENERATED SALES OF $3.7 MILLION AND EPS OF $0.01 IN THE QUARTER; YEAR-TO-DATE SALES WERE $7.1 MILLION AND EPS LOSS OF $0.03

o COMPANY ENTERS A DEFINITIVE AGREEMENT TO SELL ITS INVESTMENT IN EQUIPMENT MANUFACTURER


CLEVELAND, Ohio - October 28, 2003 - LESCO, Inc. (NASDAQ: LSCO), the leading specialty provider of products for the professional green and pest control industries, today announced third quarter operating results.

THIRD QUARTER RESULTS

Net sales for the third quarter increased 2.6% to $147.7 million from $144.0 million in 2002.

Lawn Care sales for the quarter increased to $105.2 million, up 6.3% from 2002 ($99.0 million). Comparable Service Center sales increased 6.4% and new Service Centers generated $3.7 million of sales. These increases were offset by decreases in Lawn Care direct sales and National accounts. Year to date, the Company has opened 20 new Service Centers and closed one. LESCO ended the quarter with 246 Service Centers with plans to open one additional Service Center in Las Vegas in mid-November.

Golf sales declined 5.7% to $42.9 million from $45.5 million. Only the Company's Southeast Zone experienced growth in Golf sales for the quarter. The Company ended the quarter with 72 Stores-on-Wheels.

                                                                    Exhibit 99.1

"The trend we experienced in the first half of 2003 has continued in the third quarter," stated Michael P. DiMino, president and chief executive officer, "The Lawn Care industry is growing and we are capturing incremental market share through our existing and new stores, while the Golf industry continues to contract as reflected by our negative comparisons.

"This experience, most notably the promising trends of our new Service Centers, confirms our strategy of investing capital in Lawn Care while continuing to explore ways to improve the operations of our Golf business," continued Mr. DiMino. "To that end during the third quarter, we hired a new Vice President of Marketing, Brett Barthel. Brett, along with our Senior Vice President of Sales, Steve Cochran, are charged with identifying and executing on opportunities relative to Golf. Nevertheless, even in this challenging growth period, our Golf assets continue to generate four-wall returns greater than 20%."

Gross profit increased for the quarter to $50.6 million from $48.6 million in 2002. As a percentage of sales, gross profit increased 47 basis points to 34.25% from 33.78%.

"It is apparent that the steps we took at the beginning of this quarter, including a price increase and the removal of the flexibility within our pricing model, produced the desired impact on gross profit percentage," continued Mr. DiMino. "Additionally, during the third quarter, we negotiated a contract with our urea supplier to fix the cost of our urea requirements for all of 2004. With this contract in place, we will set our prices at the beginning of 2004 and not suffer through the need for multiple price increases as we did in 2003."

Earnings before interest and taxes (EBIT) increased to $10.3 million from $9.3 million in 2002. This increase is attributable to the $2.1 million increase in gross profit less a $1.1 million increase in selling expense. The increase in selling expense is primarily attributable to new Service Center operating expenses. Warehouse and delivery expense, as a percentage of sales, improved to 8.05% from 8.19% in 2002. General and administrative costs were reduced to $7.2 million from $7.6 million in 2002.

"We continue to execute on opportunities to reduce non-selling expenses, particularly warehouse, general and administrative expenses," added Mr. DiMino. "We continue to modify our logistics and supply chain operations and in the third quarter experienced improvement over the first half of 2002. We are committed to pursuing all opportunities to reduce and eliminate non-essential expenditures."

Net income for the third quarter of 2003 was $5.7 million or $0.65 per fully diluted share versus $5.1 million or $0.58 per fully diluted share in the third quarter of 2002.

NINE MONTHS RESULTS

Net sales for the nine months ended September 30, 2003 increased 2.7% to $414.7 million, compared with net sales of $404.0 million in the comparable period a year ago. Gross profit increased to $139.1 million or 33.5% of sales from $126.1 million or 31.2% of sales in 2002. Prior year gross profit excluding inventory markdown was $135.7 million or 33.6% of sales. Net income increased to $6.7 million or $0.76 per fully diluted share versus a loss of $13.6 million or $1.61 per fully diluted share in 2002. Net income for the first nine months of 2002 excluding charges and cumulative effect of accounting change was $9.6 million or $1.10 per fully diluted share.

                                                                    Exhibit 99.1

NEW STORES

New Service Center sales for the third quarter were $3.7 million and for the year were $7.1 million. New Service Center four-wall operating profit for the third quarter was income of $178,000 or $0.01 per fully diluted share and year to date was a loss of $417,000 or $0.03 per fully diluted share.

DEFINITIVE AGREEMENT TO SELL INVESTMENT IN EQUIPMENT MANUFACTURER

LESCO also announced today that is has reached a definitive agreement to sell its investment in Commercial Turf Products, Ltd. (CTP) to the other principal CTP investor, MTD Consumer Group Inc. (MTD). LESCO will sell its investment for a $935,000 promissory note and a release from its 50% guarantee of certain of CTP's liabilities, including a $7.6 million Industrial Revenue Bond. The transaction is subject to customary conditions and is expected to close by mid-November. There will be an immaterial gain on the sale.

LESCO has also entered into a new five (5) year supply agreement with MTD and CTP to source certain equipment under terms and pricing similar to its historical relationship with CTP.

CONFERENCE CALL

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 11:00 a.m. (EST). The live call can be accessed by dialing 1-800-915-4836. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company's corporate web site where a link will be provided on the "Corporate Overview" page.

LESCO's culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the event on LESCO's web site.

BRETT BARTHEL, VICE PRESIDENT OF MARKETING
Mr. Barthel came to LESCO from Ion Beam Applications, a world leader in sterilization services, where he served as the Senior Director of Business Development and Marketing, and launched its website and the industry's first interactive revenue generating portal. Brett received his MBA from Case Western Reserve University and his BSBA in Finance from The Ohio State University.

ABOUT LESCO, INC.

As of October 28, 2003, LESCO distributes product through nine hubs and serves more than 130,000 customers worldwide, through 246 LESCO Service Centers(R), 72 LESCO Stores-on-Wheels(R), and other direct sales efforts. Sales in 2002 totaled $511.7 million. Additional information about LESCO can be found on the Internet at www.lesco.com.

                                                                    Exhibit 99.1

Statements in this news release relating to sales and earnings expectations, an increase in market share, the expected completion of the sale of the Company's investment in CTP, new Service Center openings and profitability, the Company's ability to impose price increases and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the Company's ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company's systems; competitive factors in the Company's business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company's ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affects the cost of delivery of products; potential regulations; the Company's ability to effectively manufacture, market and distribute new products; the success of the Company's operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2002.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

                                                 2003                               2002
                                             ------------      -----------------------------------------------
                                             Three Months      Three Months                          Results
                                                Ended             Ended                             Excluding
 (In thousands, except per share data)       September 30      September 30      Charges (a)       Charges (a)
                                             ------------      ------------      -----------       -----------
Net sales                                     $ 147,721         $ 144,009         $    --           $ 144,009
     Cost of Sales                               97,120            95,362              --              95,362
                                              ---------         ---------         ---------         ---------

Gross profit on sales                            50,601            48,647              --              48,647

     Warehouse & delivery expense                11,895            11,798              --              11,798
     Selling expense                             21,007            19,928              --              19,928
     Bad debt expense                               552               657              --                 657
     General & administrative expense             7,249             7,604              --               7,604
     Severance expense                               81              --                --                --
                                              ---------         ---------         ---------         ---------
                                                 40,784            39,987              --              39,987

Income (loss) from operations                     9,817             8,660              --               8,660

     Joint venture results                         --                  20              --                  20
     Customer finance charges                       554               494              --                 494
     Gain on Sale of fixed assets                  --                 185               185 (b)          --
     Other income                                   191               170              --                 170
     Other expense                                 (263)             (244)             --                (244)
                                              ---------         ---------         ---------         ---------
                                                    482               625               185               440

Earnings before interest and taxes               10,299             9,285              (185)            9,100

Interest expense                                  1,105             1,122              --               1,122
                                              ---------         ---------         ---------         ---------

Income before taxes                               9,194             8,163              (185)            7,978

Income taxes (benefit)                            3,476             3,069               (69)            3,000
                                              ---------         ---------         ---------         ---------

Net income                                    $   5,718         $   5,094         $    (116)        $   4,978
                                              =========         =========         =========         =========

     Basic earnings per share                 $    0.67         $    0.59         $   (0.01)        $    0.58
                                              =========         =========         =========         =========

     Fully diluted earnings per share         $    0.65         $    0.58         $   (0.01)        $    0.57
                                              =========         =========         =========         =========

(a) The Company incurred certain charges in 2002 that were not incurred in 2003 (see following footnote b). Management believes that the 2002 results excluding these charges are a better comparison to the 2003 operating results. For purposes of reconciliation and better comparability, the above statement includes the 2002 operating results with these charges, in accordance with generally accepted accounting principles (GAAP), in column 2, the charges in column 3 and the operating results excluding the charges in column 4. The schedule includes a reconciliation of earnings before interest and taxes, net loss and basic and fully diluted net loss per share for 2002 including the charges in column 2, the effect of the charges in column 3, and excluding the charges in column 4.

(b) The Company recorded a $185,000 pre-tax gain on sale of former corporate offices.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

                                                                2003                                  2002
                                                            ------------      ---------------------------------------------------
                                                            Nine Months        Nine Months                              Results
                                                               Ended              Ended                                Excluding
     (In thousands, except per share data)                  September 30      September 30        Charges (a)          Charges (a)
                                                            ------------      ------------        -----------          -----------
Net sales                                                     $ 414,731         $ 403,981         $    --              $ 403,981
     Cost of Sales                                              275,610           268,283              --                268,283
     Inventory markdown - cost of sales                            --               9,581            (9,581)(b)             --
                                                              ---------         ---------         ---------            ---------

Gross profit on sales                                           139,121           126,117            (9,581)             135,698

     Warehouse & delivery expense                                37,144            34,589              --                 34,589
     Selling expense                                             65,083            58,232              --                 58,232
     Bad debt expense                                             1,656             1,839              --                  1,839
     General & administrative expense                            21,823            22,823              --                 22,823
     Asset rationalization                                         --              12,044           (12,044)(c)             --
     Severance expense                                              487             3,866            (3,866)(d)             --
                                                              ---------         ---------         ---------            ---------
                                                                126,193           133,393           (15,910)             117,483

Income (Loss) from operations                                    12,928            (7,276)          (25,491)              18,215

     Early retirement of debt agreement                            --              (4,550)           (4,550)(e)             --
     Joint venture results                                          590                48              --                     48
     Customer finance charges                                     1,201             1,274              --                  1,274
     Gain on Sale of fixed assets                                  --                 185               185(f)              --
     Other income                                                   669               439              --                    439
     Other expense                                                 (916)             (782)             --                   (782)
                                                              ---------         ---------         ---------            ---------
                                                                  1,544            (3,386)           (4,365)                 979

Earnings (loss) before interest and taxes                        14,472           (10,662)          (29,856)              19,194

Interest expense                                                  3,683             3,779              --                  3,779
                                                              ---------         ---------         ---------            ---------

Income (Loss) before taxes                                       10,789           (14,441)          (29,856)              15,415

Income taxes (benefit)                                            4,080            (5,416)          (11,212)(g)            5,796
                                                              ---------         ---------         ---------            ---------

Net Income (Loss) before cumulative effect
     of accounting change                                         6,709            (9,025)          (18,644)               9,619

Cumulative effect of accounting change for
     goodwill charge, net of taxes of $2,735                       --               4,597            (4,597)(h)             --
                                                              ---------         ---------         ---------            ---------

Net income (loss)                                             $   6,709         $ (13,622)        $ (23,241)           $   9,619
                                                              =========         =========         =========            =========

     Basic earnings (loss) per share before cumulative
         effect of accounting change                          $    0.78         $   (1.07)        $   (2.17)           $    1.12
                                                              =========         =========         =========            =========

     Basic earnings (loss) per share                          $    0.78         $   (1.61)        $   (2.71)           $    1.12
                                                              =========         =========         =========            =========

     Fully diluted earnings (loss) per share                  $    0.76         $   (1.61)        $   (2.71)           $    1.10
                                                              =========         =========         =========            =========

(a) The Company incurred certain charges in 2002 that were not incurred in 2003 (see following footnotes b through h). Management believes that the 2002 results excluding these charges are a better comparison to the 2003 operating results. For purposes of reconciliation and better comparability, the above statement includes the 2002 operating results with these charges, in accordance with generally accepted accounting principles (GAAP), in column 2, the charges in column 3 and the operating results excluding the charges in column 4. The schedule includes a reconciliation of earnings before interest and taxes, net loss and basic and fully diluted net loss per share for 2002 including the charges in column 2, the effect of the charges in column 3, and excluding the charges in column 4.

(b) The Company recorded a markdown and liquidation of its discontinued SKUs resulting in a $9.6 million pre-tax charge.

(c) The Company completed a review of its invested capital resulting in the decision to sell certain under-performing assets. In conjunction with this decision, a $12.0 million pre-tax charge was recorded.

(d) The Company recorded a $3.9 million pre-tax charge relative to severance for executive, senior and middle management terminations.

(e) The Company recorded a $4.6 million pre-tax charge related to the early termination of debt.

(f) The Company recorded a $185,000 pre-tax gain on sale of former corporate offices.

(g) The Company recognized the income tax benefit of the adjustment for charges (excluding the tax effect of the cumulative effect of accounting change
     (h)) of $11.2 million.

(h) The Company wrote off all its goodwill in accordance with SFAS No. 142 taking a $4.6 million charge, net of taxes, as a cumulative effect of accounting change as of January 1, 2002.

                                   LESCO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                SEPTEMBER 30     SEPTEMBER 30   DECEMBER 31
                                                                                    2003            2002            2002
                                                                                  --------        --------        --------
                                                                                          (Unaudited)             (Audited)
ASSETS
CURRENT ASSETS:
   Cash                                                                           $  2,056        $  5,782        $  1,354
   Accounts receivable - net                                                        81,145          80,402          68,188
   Inventories                                                                     105,320          97,401          86,837
   Other current assets                                                              5,196           8,003           9,571
                                                                                  --------        --------        --------
        TOTAL CURRENT ASSETS                                                       193,717         191,588         165,950

   Net property, plant and equipment                                                32,843          34,459          33,938
   Other assets                                                                      5,285           6,422           4,094
                                                                                  --------        --------        --------
        TOTAL ASSETS                                                              $231,845        $232,469        $203,982
                                                                                  ========        ========        ========

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                               $ 62,193        $ 68,320        $ 38,439
   Other current liabilities                                                        17,594          18,094          19,869
   Revolving credit facility                                                        57,860          53,580          57,052
   Current portion of debt                                                           1,096           1,140           1,148
                                                                                  --------        --------        --------
        TOTAL CURRENT LIABILITIES                                                  138,743         141,134         116,508

Long-term debt                                                                       9,194          10,521          10,227
Deferred income taxes                                                                 --              --               314

Shareholders' equity                                                                83,908          80,814          76,933
                                                                                  --------        --------        --------
       TOTAL LIABILITIES &
           SHAREHOLDERS' EQUITY                                                   $231,845        $232,469        $203,982
                                                                                  ========        ========        ========

                                   LESCO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                             NINE MONTHS ENDED SEPTEMBER 30
                                                                                             ------------------------------
                                                                                                 2003             2002
                                                                                               --------         --------
                                                                                                       (Unaudited)
OPERATING ACTIVITIES:
   Net income (loss) before cumulative effect
   of accounting change                                                                        $  6,709         $ (9,025)
      Depreciation and amortization                                                               6,522            7,284
      Early retirement of debt agreement                                                           --              4,550
      Asset rationalization                                                                        --             12,044
      Provision for inventory markdown                                                             --              9,581
      Net change in working capital                                                             (12,820)              92
      Other - net                                                                                (1,973)          (1,835)
                                                                                               --------         --------
   NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                              (1,562)          22,691

INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                                     (4,645)          (1,296)
                                                                                               --------         --------

NET CASH USED IN INVESTING ACTIVITIES                                                            (4,645)          (1,296)

FINANCING ACTIVITIES:
   Borrowings - net                                                                               6,872          (18,748)
   Deferred financing fees                                                                         --             (2,000)
   Exercised stock options, net of treasury shares                                                   37              100
                                                                                               --------         --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                                  6,909          (20,648)
                                                                                               --------         --------

Net Increase in Cash                                                                                702              747

Cash -- Beginning of the Period                                                                   1,354            5,035
                                                                                               --------         --------

     CASH - END OF THE PERIOD                                                                  $  2,056         $  5,782
                                                                                               ========         ========